Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Among:

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer

NEW CENTURY FINANCIAL CORPORATION (f/k/a New Century REIT, Inc.), as

Guarantor

and

NEW CENTURY MORTGAGE CORPORATION, as Seller

Dated as of December 29, 2004

Wet/Dry First Lien Small Balance Commercial Mortgage Loans

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	13
4.	CONFIRMATIONS	15
5.	PAYMENT AND TRANSFER	15
6.	MARKET VALUE MAINTENANCE	15
7.	INCOME PAYMENTS	15
8.	TAXES; TAX TREATMENT	16
9.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	17
10.	CONDITIONS PRECEDENT	19
11.	RELEASE OF PURCHASED LOANS	22
12.	RELIANCE	22
13.	REPRESENTATIONS AND WARRANTIES	22
14.	COVENANTS OF SELLER	25
15.	REPURCHASE DATE PAYMENTS/COLLECTIONS	31
16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW	31
17.	SUBSTITUTION	32
18.	REPURCHASE TRANSACTIONS	32
19.	EVENTS OF DEFAULT	32
20.	REMEDIES	35
21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	38
22.	USE OF EMPLOYEE PLAN ASSETS	38
23.	INDEMNITY	38
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	39
25.	REIMBURSEMENT	40
26.	FURTHER ASSURANCES	40
27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	41
28.	TERMINATION	41
29.	ASSIGNMENT	41
30.	AMENDMENTS, ETC.	42
31.	SEVERABILITY	42
32.	BINDING EFFECT; GOVERNING LAW	42
33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	43
34.	SINGLE AGREEMENT	43
35.	INTENT	43
36.	NOTICES AND OTHER COMMUNICATIONS	44
37.	CONFIDENTIALITY	44
38.	DUE DILIGENCE	45

EXHIBIT A-1	QUARTERLY CERTIFICATION OF SELLER
EXHIBIT A-2	QUARTERLY CERTIFICATION OF GUARANTOR
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LOANS
EXHIBIT C	UNDERWRITING GUIDELINES

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of December 29, 2004

AMONG:

CITIGROUP GLOBAL MARKETS REALTY CORP. (“Buyer”),

NEW CENTURY MORTGAGE CORPORATION, as seller (“Seller”), and

NEW CENTURY FINANCIAL CORPORATION (f/k/a New Century REIT, Inc.), as guarantor (“Guarantor”).

W I T N E S S E T H:

WHEREAS, the Buyer and Seller hereto entered into the Master Repurchase Agreement, dated June 18, 2004 (“Original Agreement”);

WHEREAS, the parties desire to enter into this Amended and Restated Master Repurchase Agreement in order to add New Century Financial Corporation (f/k/a New Century REIT, Inc.), as guarantor, as a party thereto and to amend and restate the Original Agreement in its entirety;

WHEREAS, Seller has requested that Buyer agree to certain modifications of the financial covenants set forth herein and in consideration of the requested modification, New Century Financial Corporation has agreed to guaranty this facility pursuant to the Guaranty; and

WHEREAS, Seller and Buyer have agreed to enter into this Amended and Restated Master Repurchase Agreement and the modifications to the financial covenants as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Buyer, Seller and Guarantor hereby agree as follows:

1. APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2. DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“Additional Purchased Loans” shall have the meaning assigned thereto in Section 6(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (excluding Persons that may be deemed Affiliates solely by the operation of securities laws), and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”.

“Agreement” means this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (excluding only the name of the assignee), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Balloon Loan” means, with respect to a Mortgage Loan, a Mortgage Loan with a final Monthly Payment that is significantly larger than the other scheduled Monthly Payments in respect of such Mortgage Loan.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which banking institutions in the State of New York, the State of California, or any of Custodian, Seller or Buyer are authorized or obligated by law or executive order to be closed.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of such person at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned thereto in Section 9 hereof.

“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any Mortgage Loan, the ratio of (i) the original outstanding principal amount of the Mortgage Loan and any other mortgage loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Commitment Fee Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Credit Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Mortgage Loan. If two credit scores are obtained, the Credit Score shall be lower of the two credit scores. If three credit scores are obtained, the Credit Score shall be the middle of the three credit scores

“Custodial Agreement” means the Custodial Agreement, dated as of June 18, 2004, among Seller, Buyer and Custodian as the same may be amended, supplemented or modified from time to time.

“Custodian” means Deutsche Bank Trust Company Americas, or its successors and permitted assigns.

“Debt Service Coverage Ratio” With respect to any Mortgage Loan, for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of the net operating income produced by such Mortgaged Property during such period, to the aggregate amount of the Monthly Payments that were due on such Mortgage Loan during such period.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) one-month LIBOR as of such date of determination plus four hundred basis points (4.00%), and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Delinquent” means, with respect to a Mortgage Loan, that a monthly payment due thereon is not made by the close of business on the Due Date.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means the electronic tracking agreement among Buyer, Seller, Servicer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., in form and substance acceptable to Buyer to be entered into in the event that any of the Mortgage Loans become MERS Designated Mortgage Loans, as the same may be amended, supplemented or modified from time to time; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall have the meaning assigned thereto in Section 22 hereof.

“Escrow Instruction Letter” means the escrow or closing instruction letter from the Seller to the Settlement Agent.

“Escrow Payments” means the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Fannie Mae” means the Federal National Mortgage Association, and its successors in interest.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person, excluding (a) obligations to make endorsements for collection or deposits in the ordinary course of business and (b) obligations to make servicing advances or other obligations in respect of a mortgage loan serviced by such Person.

“Guarantor” means, New Century Financial Corporation (f/k/a New Century REIT, Inc.), a Maryland corporation, and any successor thereto.

“Guaranty” means the Guaranty Agreement, dated as of December 29, 2004 between the Guarantor and the Buyer.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller or Guarantor with a counterparty approved by Buyer.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Loan at any time, any principal and/or interest paid thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” means, for each day, the rate determined by Buyer on the related Purchase Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole reasonable discretion and communicated to Seller. Buyer shall have the sole discretion to reset LIBOR daily.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Mortgage Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Maintenance Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

“Market Value” means (i) with respect to any Purchased Loan that is an Eligible Loan, as of any date of determination, the value ascribed to such asset by Buyer in its sole reasonable discretion as marked to market at any time, but not less frequently than monthly (but in no event greater than the Market Value of such Purchased Loan on the related initial Purchase Date), and (ii) with respect to a Purchased Loan that is not an Eligible Loan or a Purchased Loan that is deemed by Buyer to be unsecuritizable or otherwise uncollectible, zero.

“Market Value Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value Requirement” shall have the meaning assigned thereto in the Pricing Side Letter.

“Master Netting Agreement” means the letter agreement among Buyer and Seller and certain Affiliates and Subsidiaries of Buyer and Seller in form and substance acceptable to Buyer to be entered into in the event that Buyer and Seller agree, as the same may be amended, supplemented or modified from time to time; provided that if such agreement is not entered into, all references herein to the Master Netting Agreement shall be disregarded.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects taken as a whole of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Person or a Person and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Person or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against a Person or any Affiliate of such Person that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Loans.

“Maximum Aggregate Purchase Price” means $250,000,000.

“MERS” shall have the meaning assigned thereto in the Custodial Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Monthly Payment” means with respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Note.

“Mortgage Loan” means (i) a first lien, fixed rate or adjustable rate, wet or dry funded, mixed use, multi-family or commercial mortgage loan originated in accordance with the Underwriting Guidelines and the warranties attached as Exhibit B hereto, (ii) such other type of loan, lease or other receivable as shall be agreed upon by the parties in writing, or (iii) any interest in, or secured by, any such loan, lease or other receivable.

“Mortgage Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule” means the list of Mortgage Loans delivered by Seller to Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Mortgage Loan Schedule (which shall also include a Mortgage Loan Transmission) shall set forth the following information with respect to each Mortgage Loan: Purchased Loan number, obligor name and address, product description, principal balance, coupon, last payment date, next payment due date, origination date, credit score, property type, document type, loan-to-value, combined-loan-to-value, owner occupancy, lien status, senior liens, subordinate liens, payment status, whether the loans are subject to prepayment charges, any other information required by Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custodial Agreement.

“Mortgage Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgaged Property” means, with respect to a Mortgage Loan, the real property (including all improvements, buildings, fixtures, building equipment and personal property affixed thereto and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“NCFC” shall mean New Century Financial Corporation, or any successor thereto.

“Net Worth” shall mean, with respect to any Person, the excess of such Person’s total assets, over such Person’s total liabilities, determined in accordance with GAAP.

“Note” means, with respect to any Mortgage Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Notice Date” shall have the meaning assigned thereto in Section 3(a).

“Obligations” means (a) all of Seller’s and Guarantor’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller, Guarantor and Servicer to Buyer, its Affiliates or the Custodian arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s, Guarantor’s or Servicer’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s and Guarantor’s indemnity obligations to Buyer pursuant to the Program Documents.

“Person” means any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means the pricing side letter, dated as of June 18, 2004, among Seller, Guarantor and Buyer, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Program Documents” means this Agreement, the Custodial Agreement, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, the Securitization Side Letter, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Guaranty and any other agreement entered into by Seller and/or Guarantor and/or the Servicer, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to the Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Loans” means any of the following assets sold by Seller to Buyer in a Transaction and not on the date of determination repurchased; the related Mortgage Loans, together with the related Records, Servicing Rights, Seller’s or Guarantor’s rights under any related Hedge Instruments, or Seller’s or Guarantor’s rights under any takeout commitment related to the Mortgage Loans and other Collateral, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Loans” with respect to any Transaction at any time also shall include Additional Purchased Loans delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 17 hereof.

“Reacquired Loans” shall have the meaning assigned thereto in Section 17.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Mortgage Loan that is a Purchased Loan.

“Repurchase Date” means the date occurring on (i) the 10th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, or (iii) the date determined by application of Section 20, as applicable.

“Repurchase Price” means the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Security Agreement” means with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Servicer” means New Century Mortgage Corporation, and any successor thereto or any other servicer acceptable to Buyer in its sole discretion.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller consisting of all documents that a prudent originator and servicer would have, including copies of the Mortgage Loan Documents, all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Agreement” means any agreement (other than the Custodial Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Loan, including any assignment or other agreement relating to such agreement.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Records.

“Settlement Agent” means, with respect to any Transaction related to a Wet Loan, prior to the occurrence of the Transaction, the Seller shall send the Buyer a notice identifying the settlement agent, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet Loan is being originated, to which the proceeds of such Transaction are to be wired.

“Sub-Performing Loan” means a Mortgage Loan that is more than 29 but less than 61 days Delinquent (two payments missed).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Loans” has the meaning assigned thereto in Section 17.

“Tangible Net Worth” means, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that interest-only strips, residual interests or reserve certificates issued in connection with a public or private securitization transaction owned by such person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” means the earlier of (i) 364 days following the Effective Date, (ii) at Buyer’s option, upon the occurrence of an Event of Default, or (iii) at Buyer’s option, the occurrence of any outbreak or material escalation of hostilities, a declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the reasonable judgment of Buyer, impracticable to continue this Agreement.

“Total Indebtedness” means, with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period maintained in accordance with GAAP, less the aggregate amount of any such total liabilities that are reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request by Seller to enter into a Transaction, in a form to be mutually agreed upon between Seller and Buyer, which is delivered to Buyer.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” means Seller’s loan underwriting guidelines set forth on Exhibit C in effect as of the date of this Agreement which Buyer hereby approves, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USC” shall have the meaning assigned thereto in Section 35.

“Wet Loan” shall have the meaning assigned thereto in the Custodial Agreement.

(b) Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custodial Agreement.

(c) Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program

Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller or Guarantor, as applicable.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller or Guarantor by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller or Guarantor is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer, Guarantor and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, Guarantor, Servicer, any other Person or the Purchased Loans themselves.

3. THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer hereby agrees to enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, Seller shall give Buyer and Custodian notice of any proposed purchase, with respect to all Mortgage Loans, prior to 5:00 p.m. (New York City time) one (1) Business Day prior to the proposed Purchase Date (the date on which any such notice is so given, the “Notice Date”), (ii) deliver a Mortgage Loan Schedule and a Mortgage Loan Transmission to Buyer and Custodian on such Notice Date, and, (iii) with respect to all Mortgage Loans other than Wet Loans, deliver the Mortgage File to Custodian in accordance with the Custodial Agreement.

(b) Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. Seller is obligated to obtain the Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date.

(c) Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Purchased Loan that is repurchased by the Seller on the Repurchase Date shall automatically become subject to a new Transaction unless Buyer is otherwise notified by the Seller at least one (1) Business Day prior to any such Repurchase Date; provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(d) If Seller repurchases Purchased Loans on any day which is not a Repurchase Date for such Purchased Loans, Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable 30 day period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. The provisions of this Section 3(d) shall survive termination of this Agreement and the repurchase of all Purchased Loans subject to Transactions hereunder.

4. CONFIRMATIONS

In the event that the parties hereto desire to enter into a Transaction, the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5. PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Loans transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price or Price Differential received by the Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6. MARKET VALUE MAINTENANCE

(a) If at any time the Market Value Requirement of all Purchased Loans subject to all Transactions is not met for all such Purchased Loans (such event, a “Market Value Deficit”), then the Buyer may, by notice to Seller, require Seller in such Transactions to repurchase Purchased Loans or transfer to the Buyer, at Buyer’s option (and provided Seller has additional Eligible Loans), additional Eligible Loans (“Additional Purchased Loans”) within one (1) Business Day of such notice by Buyer, so that the Market Value Requirement for the Purchased Loans, including any such Additional Purchased Loans, will thereupon be satisfied (such requirement, a “Maintenance Call”).

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given by 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Maintenance Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller, Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller or Guarantor.

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income received, whether by Buyer, Custodian, Servicer or any other Person, which is not otherwise received by Seller, in respect of the Purchased Loans, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer. Provided no Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date such Income is received by Buyer (or a servicer on its behalf) either (i) transfer (or permit the Servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Market Value Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Market Value Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Loans sufficient to eliminate such Market Value Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8. TAXES; TAX TREATMENT

(a) All payments made by the Seller under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) If Buyer or any successor or assign of Buyer is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”), such Foreign Buyer shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Loans, the related Records, all related Servicing Rights, all mortgage guaranties and insurance relating to such Purchased Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing and any other contract rights, payments, rights to payment (including payments of interest or finance charges), and all instruments, chattel paper, securities, investment property and general intangibles and other assets comprising or relating to the Purchased Loans, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Loans, all guarantees or other support for the Purchased Loans, and any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing (collectively the “Collateral”). Seller acknowledges and agrees that its rights with respect to the Collateral (including without limitation, its security interest in the Purchased Loans and any other collateral granted to Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, to file such financing statement or statements relating to the Purchased Loans and the Collateral without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Loans whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Loans;

(iii) (A) to direct any party liable for any payment under any Purchased Loans to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Loans or any proceeds thereof and to enforce any other right in respect of any Purchased Loans; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Loans as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Loans and the Collateral and Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Loans and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) The Program Documents (other than the Electronic Tracking Agreement) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of Seller’s and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of Seller’s and Guarantor’s counsel as to such matters as Buyer may reasonably request (including, without limitation, enforceability, non-contravention, and perfection opinions) each in form and substance acceptable to Buyer;

(v) A copy of the current Underwriting Guidelines certified by an officer of Seller;

(vi) The payment in respect of the Commitment Fee Amount and the legal fees as set forth in the Pricing Side Letter;

(vii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii) Buyer shall have completed the due diligence review pursuant to Section 38, and such review shall be satisfactory to Buyer in its sole discretion;

(ix) Buyer’s internal credit committee shall have approved the Program Documents and Transactions thereunder (either specifically or by general resolution); and

(x) Any other documents reasonably requested by Buyer.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	The Transaction Notice, Mortgage Loan Schedule and Mortgage Loan Transmission with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)	Except with respect to Wet Loans, the Trust Receipt with respect to such Purchased Loans, with the Mortgage Loan Schedule attached;

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment; and

(D)	A copy of the Underwriting Guidelines to the extent such guidelines have been amended;

(ii) No Default or Event of Default shall have occurred and be continuing;

(iii) Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR;

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller and Guarantor are in compliance with the terms and conditions of the Program Documents;

(v) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price;

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(vii) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement;

(ix) Buyer or its designee shall have received any other documents reasonably requested by Buyer;

(x) Buyer shall have received the Custodian Loan Transmission from Custodian pursuant to Section 3(a) of the Custodial Agreement;

(xi) There shall be no Market Value Deficit at the time immediately prior to entering into a new Transaction;

(xii) No event or events shall have been reasonably determined by Buyer to have occurred and to be continuing resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that Buyer is or was unable to finance or fund purchases under this Agreement through the “repo market” or Buyer’s customers;

(xiii) Each secured party (including any party that has a precautionary security interest in a Mortgage Loan) shall have released all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Mortgage File; and

(xiv) If at any time Seller shall become a member of MERS, the parties shall have entered into the Electronic Tracking Agreement prior to the next succeeding Transaction.

11. RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Loan, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Collateral solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Collateral solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Market Value Deficit. Except as set forth in Sections 6(a) and 17, Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b).

If such a Market Value Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Maintenance Call in the manner specified in Section 6.

12. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s or Guarantor’s behalf.

13. REPRESENTATIONS AND WARRANTIES

Each of Seller and Guarantor hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, with respect to itself alone, that:

(a) Due Organization and Qualification. Each of Seller and Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each of Seller and Guarantor is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to Seller or Guarantor or impair the enforceability of any Mortgage Loan.

(b) Power and Authority. Each of Seller and Guarantor has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by each of Seller and Guarantor have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of the Program Documents by Seller or Guarantor or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents or material agreements of Seller or Guarantor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or Guarantor or its properties;

(ii) constitutes a material default by Seller or Guarantor under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller or Guarantor is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of Seller or Guarantor except the liens granted to Buyer by Seller or Guarantor under the Program Documents.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Loans, Seller, Guarantor, Servicer or any of their Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect with respect to Seller, Guarantor or Servicer.

(f) Valid and Binding Obligations. Each of the Program Documents to which Seller, Guarantor or Servicer is a party, when executed and delivered by Seller, Guarantor or Servicer, as applicable, will constitute the legal, valid and binding obligations of Seller, Guarantor or Servicer, as applicable, enforceable against Seller, Guarantor or Servicer, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Financial Statements. Guarantor’s financial statements, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Guarantor. Except as disclosed in such financial statements, Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of causing a Material Adverse Change with respect to Guarantor.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of Seller or Guarantor and provided to Buyer relating to Seller’s or Guarantor’s financial condition contain any statement of a material fact with respect to Seller or Guarantor or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller or Guarantor, that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement or the consummation by Seller or Guarantor of any other Program Document, other than any that have heretofore been obtained, given or made, and Uniform Commercial Code filings.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller or Guarantor in the conduct of their businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change or a Material Adverse Effect with respect to Seller or Guarantor.

(k) Solvency; Fraudulent Conveyance. Each of Seller and Guarantor is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither Seller nor Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or Guarantor or any of their assets. The amount of consideration being received by Seller upon the sale of the Purchased Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Loans. Seller is not transferring any Purchased Loans with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(m) Taxes. Each of Seller and Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representations. With respect to each Mortgage Loan, Seller and Guarantor hereby make all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage File is delivered to the Custodian with respect to the Mortgage Loans and continuously while such Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller and Guarantor shall be deemed to have represented and warranted in like manner that neither Seller nor Guarantor have any knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller or Guarantor. In addition, the Seller agrees to make the representations and warranties set forth in Exhibit B to this Agreement as of the “cut-off date” of the securitization or whole loan sale of the related Mortgage Loans by Seller or the Buyer, as applicable; provided, however, that to the extent that the Seller has at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, the Seller shall have no obligation to make such materially false representation and warranty.

(o) No Broker. Neither Seller nor Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller or Guarantor, as applicable.

(p) Corporate Separateness.

(i) The capital of Seller and Guarantor is adequate for the respective business and undertakings of Seller and Guarantor.

(ii) Other than as provided in this Agreement and the other Program Documents, Seller is not engaged in any business transactions with Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(q) MERS. To the extent that some or all of the Mortgage Loans consist of MERS Designated Mortgage Loans, the Seller and the Servicer are members of MERS in good standing.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Loans to Buyer and shall continue for so long as the Purchased Loans are subject to this Agreement.

14. COVENANTS OF SELLER

Each of Seller and Guarantor, as applicable, hereby covenants with Buyer as follows:

(a) Defense of Title. Each of Seller and Guarantor warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller, Guarantor or those acting on Seller’s or Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Servicer may amend or modify a Mortgage Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Mortgage Loan.

(c) No Assignment. Except as permitted herein, neither Seller, Guarantor, nor Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 14(c) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.

(d) Servicing of Mortgage Loans. Seller and Guarantor shall cause Servicer to service, or cause to be serviced, all Mortgage Loans that are part of the Purchased Loans in accordance with Accepted Servicing Practices, pending any delivery of such servicing to Buyer pursuant to Section 14(r), employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing Mortgage Loans for its own account. Seller shall notify servicers of Buyer’s interest hereunder and Seller shall notify Buyer of the name and address of all servicers of Mortgage Loans. Prior to any Person other than New Century Mortgage Corporation becoming a servicer or subservicer of the Purchased Loans, Buyer shall have the right to approve each such servicer or subservicer and the form of all Servicing Agreements or servicing side letter agreements with respect to such servicer or subservicer. Seller shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to such Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Upon Buyer’s request, Seller shall provide reasonably promptly to Buyer a letter addressed to and agreed to by each servicer of Mortgage Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller by contract for managing or servicing any such Mortgage Loan has failed to perform fully Seller’s obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Loans, Seller shall promptly notify Buyer.

(e) Preservation of Collateral: Collateral Value. To the extent within the Seller’s and Guarantor’s ability and control, Seller and Guarantor shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each of Seller and Guarantor will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller or Guarantor relating to the Collateral and cause the Collateral to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Neither Seller nor Guarantor will allow any default for which Seller or Guarantor is responsible to occur under any Collateral or any Program Documents and Seller and Guarantor shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

(f) Maintenance of Papers, Records and Files. Seller shall acquire, and Seller or the Servicer of the Purchased Loans shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller or the Servicer of the Purchased Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Seller and Servicer shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Neither Seller nor Guarantor will cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller and Servicer will hold or cause to be held all related Records in trust for Buyer. Seller or Servicer shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyer, Seller and Servicer shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller or Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller or Guarantor with its independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants.

(i) Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and shall clearly reflect therein the transfer of Purchased Loans to Buyer. Seller and Guarantor shall furnish or cause to be furnished to Buyer the following:

(A) Financial Statements. (w) As soon as available and in any event within ninety (90) days after the end of each fiscal year, the consolidated, audited balance sheets of the Seller and Guarantor as of the end of each fiscal year of the Guarantor (inclusive of Seller), and the audited financial statements of income and changes in equity of Guarantor and audited statement of cash flows of each of the Seller and Guarantor for such fiscal year, (x) as soon as available and in any event within forty-five (45) days after the end of each quarter, the consolidated, unaudited balance sheets of Seller and Guarantor as of the end of each quarter and the unaudited financial statements of income and changes in equity and unaudited statement of cash flows of each of the Seller and Guarantor for the portion of the fiscal year then ended, (y) as soon as available and in any event within thirty (30) days after the end of each month, the consolidated, unaudited balance sheets of Seller and Guarantor as of the end of each month and the unaudited financial statements of income and changes in equity and unaudited statement of cash flows of each of the Seller and Guarantor for the portion of the fiscal year then ended, and (z) on a timely basis, all quarterly and annual consolidating financial statements reflecting material intercompany adjustments. Each of the foregoing financial statements shall have been prepared in accordance with GAAP and certified by Seller’s or Guarantor’s respective chief financial officer, as applicable, in the form of a compliance certificate to be delivered along with the above financial statements. Seller and Guarantor shall furnish or cause to be furnished to Buyer all Forms 10-K, registration statements and other corporate finance filings made with the Securities Exchange Commission for or on behalf of Seller and for or on behalf of Gurantor on a timely basis and, with respect to any Form 10-K, within ninety (90) days after the end of each fiscal year. Seller shall furnish or cause to be furnished to Buyer any other financial information regarding Seller or Guarantor reasonably requested by Buyer.

(B) Mortgage Loan Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Loans for the immediately preceding month, and such other information as Buyer may reasonably request, including, without limitation, all collections, prepayments, delinquencies, losses and recoveries related to the Purchased Loans, any other information regarding the Purchased Loans requested by Buyer and the performance of any loans serviced by or on behalf of Servicer and any other financial information regarding Seller reasonably requested by Buyer.

(C) Monthly Servicing Diskettes. On or before the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day), or any other time as Buyer requests, a Mortgage Loan Transmission or a diskette (or any other Electronic Transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Loans as Buyer may reasonably request.

(ii) Guarantor shall comply with the following financial covenants: the Guarantor will, at all times, (a) maintain a Tangible Net Worth, on a consolidated basis, during each fiscal year, of not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all subsequent equity capital raises as of the last day of each of its fiscal quarters; (b) maintain a ratio of Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter of greater than 12:1; and (c) maintain, on a consolidated basis, cash and Cash Equivalents in an amount not less than $60,000,000.

(iii) Seller shall execute and deliver to Buyer a quarterly certification substantially in the form of Exhibit A-1 hereto and Guarantor shall execute and deliver to Buyer a quarterly certification substantially in the form of Exhibit A-2 hereto, each within forty-five (45) days after the end of each quarter.

(h) Notice of Material Events. Seller or Guarantor shall promptly inform Buyer in writing of any of the following:

(i) any Default or Event of Default by Seller or Guarantor of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller or Guarantor reasonably expects will with the passage of time become a Default or Event of Default by Seller or Guarantor;

(ii) any material change in the insurance coverage required of Seller, Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material licensing dispute or any material litigation, investigation, proceeding or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person;

(iv) any material change in accounting policies or financial reporting practices of Seller or Guarantor; and

(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller or Guarantor.

(i) Maintenance of Licenses. Each of Seller and Guarantor shall (i) maintain all licenses, permits or other approvals necessary for each of Seller and Guarantor to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(j) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(k) Nature of Business. Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

(l) Limitation on Distributions. If a Default has occurred and is occurring, neither Seller nor Guarantor shall pay any dividends or distributions with respect to any capital stock or other equity interests in Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor.

(m) Use of Custodian. Without the prior written consent of Buyer, Seller and Guarantor shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(n) Merger of Guarantor. Guarantor shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyer’s prior consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Guarantor; or (iii) permit any Material Adverse Change to occur with respect to Guarantor or Guarantor’s Subsidiaries.

(o) Insurance. Guarantor will obtain and maintain insurance coverage for itself and its Subsidiaries with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount at least equal to $1,000,000; provided that Guarantor may maintain a $200,000 sublimit with respect to direct financial losses caused by a computer virus. Guarantor shall add Buyer as a loss payee of any such fidelity bond or insurance policy. The Guarantor shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

(p) Affiliate Transaction. Except in the ordinary course of business, neither Seller nor Guarantor shall at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to Seller or Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(q) Change of Fiscal Year. Neither Seller nor Guarantor shall at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s or Guarantor’s fiscal year begins from Seller’s or Guarantor’s current fiscal year beginning date.

(r) Delivery of Servicing Rights. With respect to the Servicing Rights of each Mortgage Loan, Seller shall deliver such Servicing Rights to the designee of Buyer, within (75) days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. Seller’s transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry. Upon the delivery to Buyer of the Servicing Rights as provided in this subsection (r), notwithstanding anything else herein to the contrary, Seller shall have no obligation to perform any of Servicer’s Obligations or covenants hereunder or under any other Program Document, nor shall Seller have any obligation to make or remake any representations or warranties with respect to Servicer.

(s) Underwriting Guidelines. Seller shall promptly notify Buyer in writing of any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or the Purchased Loans. Seller agrees to deliver to Buyer copies of the Underwriting Guidelines in the event that any modifications are made to the Underwriting Guidelines following the Closing Date. Buyer shall not be required to purchase any Mortgage Loans originated under such modified Underwriting Guidelines until Buyer has reviewed and approved such relevant modifications, which approval shall be deemed given if such modifications are not rejected by Buyer in writing within ten (10) days after Buyer has received from Seller notice thereof and a copy of such modified Underwriting Guidelines.

(t) Commitment Fee. Seller agrees to pay to Buyer a commitment fee in the amount of the Commitment Fee Amount, each such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim. Such fee shall be deemed to be earned as of the date hereof and the entire amount of the Commitment Fee Amount shall be paid on the Effective Date. Buyer may, in its sole discretion, net such Commitment Fee Amount that is due and unpaid from the proceeds of any Purchase Price payable to Seller.

(u) MERS. The Seller will and will cause the Servicer to comply in all material respects with the rules and procedures of MERS in connection with the servicing of any MERS Designated Mortgage Loans for as long as such Purchased Loans are registered with MERS.

15. REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16. REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW

(a) Upon discovery by Seller or Guarantor of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller or Guarantor shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within two (2) Business Days of the earlier of Seller’s or Guarantor’s discovery or either Seller or Guarantor receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Exhibit B, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of Seller’s or Guarantor’s discovery of such breach or delivery failure or Seller or Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 17 hereof.

(b) If Buyer determines that the introduction of, any change in, or the interpretation or administration of, any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Loans subject to the Transaction on the next succeeding Business Day and, at Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Pricing Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

(c) If Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide Seller with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17. SUBSTITUTION

Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans. Such substitution shall be made by transfer to Buyer of such other Substitute Loans and transfer to Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Purchased Loan as described in Section 4. After substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have in the Reacquired Loans and any Collateral solely related to such Reacquired Loans to Seller unless such termination and release would give rise to or perpetuate a Market Value Deficit. Concurrently with any termination and release described in this Section 17, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

18. REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Loans with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Loans (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Loans or otherwise pledges or hypothecates any of the Purchased Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Loans that are subject to such repurchase transaction.

19. EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6;

(c) Either Seller, Guarantor or Servicer shall fail to perform, observe or comply with any material term, covenant or agreement contained in the Program Documents (other than Exhibit B to this Agreement and the other “Events of Default” set forth in this Section 19) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within five (5) Business Days (or one (1) Business Day with respect to a default on any principal or interest payment obligation in this Agreement or any other document or one (1) Business Day if the Purchased Loans exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller or Guarantor (or any of Seller’s or Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Loan is an Eligible Loan, unless Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

(e) Seller, Guarantor or any of Seller’s or Guarantor’s Affiliates or Subsidiaries (each, a “Seller Entity”) shall fail to pay any of its respective Indebtedness (aggregating in excess of $10,000,000), or any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Seller’s, Guarantor’s or Seller’s or Guarantor’s Affiliates or Subsidiaries Guarantee of another person’s Indebtedness for borrowed money (aggregating in excess of $10,000,000), and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries, or of Seller any of Seller’s, Guarantor’s or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or a Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries generally fails to pay its respective debts as they become due; or a Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller, Guarantor, or any of Seller’s or Guarantor’s Subsidiaries; or any of Seller’s, Guarantor’s or Seller’s or Guarantor’s Subsidiaries Property is sequestered by court or administrative order; or a petition is filed against Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(g) Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries Entity, or of all or any part of Seller’s, Guarantor’s or Seller’s or Guarantor’s Subsidiaries Property; or makes an assignment for the benefit of Seller, Guarantor or Seller’s or Guarantor’s Subsidiaries’ creditors;

(h) Any final, nonappealable judgment or order for the payment of money in excess of $1,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries, as applicable shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor, or shall have taken any action to displace the executive management of Seller or Guarantor, or to curtail its authority in the conduct of the business of Seller or Seller’s ultimate parent entity, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Guarantor as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subsection (h) shall not have been discontinued or stayed within thirty (30) days;

(j) Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise materially breach the terms of, in each case beyond any applicable cure period, any instrument, agreement or contract between Seller, Guarantor, or any of Seller’s or Guarantor’s Subsidiaries on the one hand and the Buyer or any of the Buyer’s Affiliates on the other;

(k) In the good faith judgment of Buyer, any Material Adverse Effect shall have occurred with respect to Seller, Guarantor or any of Seller’s or Guarantor’s Subsidiaries taken as a whole or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of Guarantor;

(l) Seller, Guarantor or Servicer shall admit in writing its inability to, or intention not to, perform any of Seller’s, Guarantor’s or Servicer’s respective material Obligations, or Buyer shall have determined in good faith that Seller, Guarantor or Servicer is unable to meet its commitments;

(m) Except as expressly permitted in this Agreement, Seller or Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of Seller’s or Guarantor’s (as applicable) business or assets unless Buyer’s written consent is given;

(n) This Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Loans or Collateral purported to be covered hereby;

(o) Either Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import or shall indicate that Seller or Guarantor has a negative net worth or is insolvent;

(p) Guarantor shall fail to satisfy any of the financial covenants set forth in Section 14(g)(ii) of this Agreement;

(q) A Change in Control of Guarantor, Servicer or Seller shall have occurred which has not been approved by Buyer;

(r) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller or Guarantor and such reasonable information and/or responses shall not have been provided within five (5) Business Days of such request;

(s) If Seller or Guarantor admits its inability or is manifestly unable to perform fully when such performance will become due any obligation on Seller’s or Guarantor’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyer and/or any of its Affiliates has or have any right, title or interest therein);

(t) A material Event of Default shall have occurred and is continuing under any of the Program Documents; or

(u) The Guarantor shall have failed to maintain its status as a qualified real estate investment trust under Section 856 of the Code.

20. REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f), (g), (k), (l) or (m) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the

Repurchase Date for such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller and Guarantor shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in Seller’s or Servicer’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to Breakage Costs, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Seller against all of

Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) Buyer may, at its option, enter into one or more Hedge Instruments covering all or a portion of the Purchased Loans, and the Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Hedge Instruments; including without limitation any losses resulting from such Hedge Instruments.

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Collateral or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Each of Seller and Guarantor shall cause all sums received by it with respect to the Purchased Loans to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof. Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs including, without limitation, all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

21. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23. INDEMNITY

(a) Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Seller or with other creditors of Seller or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated, provided that Seller shall not be responsible for legal fees or expenses incurred prior to the Closing Date in excess of $40,000.

(b) Seller and Guarantor agree to indemnify and hold harmless Buyer and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Guarantor or Seller’s or Guarantor’s officers in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the Servicing Agreement or other servicing arrangement, or (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller or Guarantor against the Indemnified Party, and Seller or Guarantor is ultimately the successful party in any resulting litigation or arbitration. Seller and Guarantor also agree not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) Without limitation on the provisions of Section 6, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 20 or for any other reason, Seller shall, except as otherwise provided in Sections 16(c) and 25, upon demand by Buyer, pay to Buyer any Breakage Costs incurred as of a result of such payment.

(d) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(e) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Loans as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Loans shall be disposed of in the event of any disposition pursuant hereto.

25. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 25 occur.

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

26. FURTHER ASSURANCES

Seller and Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Loans or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

27. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Loans and Additional Purchased Loans thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28. TERMINATION

This Agreement shall remain in effect until the Termination Date; provided, however, that at the request of Seller, no earlier than thirty (30) days prior to the then current Termination Date, Buyer may in its sole discretion extend the Termination Date for a period of 364 days by giving written notice of such extension to Seller no later than twenty (20) days, but in no event later than thirty (30) days prior to the then current Termination Date. However, no such termination shall affect Seller’s or Guarantor’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 3(d), Section 13, and Section 23 and any indemnity by Seller or Guarantor to Buyer pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

29. ASSIGNMENT

The Program Documents are not assignable by Seller or Guarantor. Buyer in its sole discretion may at any time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of such Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller. Notwithstanding any assignment by Buyer pursuant to this Section 29, Buyer shall remain liable as to all current and future Transactions hereunder.

Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that notwithstanding any such participation, (i) Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Repurchase Agreement and the other Program Documents. Notwithstanding the terms of Section 8, each participant of Buyer shall be entitled to the additional compensation and other rights and protections afforded Buyer under Section 8 to the same extent as Buyer would have been entitled to receive them with respect to the participation sold to such participant.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 29, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

30. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Guarantor, Seller and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Guarantor nor Seller may assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

33. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER AND GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER AND GUARANTOR HEREBY SUBMIT TO, AND WAIVES ANY OBJECTION SELLER OR GUARANTOR MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SELLER OR GUARANTOR’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SELLER OR GUARANTOR SHALL HAVE PROVIDED IN WRITING TO BUYER. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34. SINGLE AGREEMENT

Seller, Guarantor and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Guarantor and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35. INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36. NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Seller:	New Century Mortgage Corporation
18400 Von Karman
Irvine, California 92612
Attention: Ralph Flick
Telephone: (949) 224-5706
Facsimile: (949) 440-7033

if to Guarantor:	New Century Financial Corporation
18400 Von Karman
Irvine, California 92612
Attention: Ralph Flick
Telephone: (949) 224-5706
Facsimile: (949) 440-7033

if to Buyer:	Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Evan Mitnick
Telephone: (212) 723-6621
Facsimile: (212) 723-8604

or to such other address or facsimile number as either party may notify to the other in writing from time to time.

37.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and shall be held by Seller (and Seller shall cause Servicer to hold it), Guarantor and Buyer in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s or Guarantor’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of (ii), (iii) and (iv), Seller and Guarantor shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), neither Seller nor Guarantor shall file any of the Program Documents other than the Agreement with the SEC or state securities office unless Seller or Guarantor shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. Buyer acknowledges that this Agreement will be filed with the Securities and Exchange Commission.

38. DUE DILIGENCE

Each of Seller, Guarantor and Servicer agrees to promptly provide Buyer and its agents with access to, copies of and extracts from any and all documents, books, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Loans in the possession, or under the control, of Servicer, Guarantor or Seller. In addition, Buyer has the right to perform continuing due diligence reviews of (x) Seller, Guarantor, Servicer, and their respective directors and officers, including, without limitation, Seller’s, Servicer’s and Guarantor’s respective financial condition and performance of Seller’s, Guarantor’s and Servicer’s obligations under the Program Documents, and (y) the Servicing File and the Purchased Loans. Seller and Guarantor shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall enter into transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loans. Servicer, Guarantor and Seller shall pay Buyer’s out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence hereunder. Servicer, Guarantor and Seller shall pay Buyer’s due diligence expenses.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Buyer and Guarantor have caused their names to be signed to this Amended and Restated Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NEW CENTURY MORTGAGE CORPORATION, as Seller

By:	/s/ Kevin Cloyd
Name:	Kevin Cloyd
Title:	Executive Vice President

NEW CENTURY FINANCIAL CORPORATION (f/k/a New Century REIT, Inc.), as Guarantor

By:	/s/ Kevin Cloyd
Name:	Kevin Cloyd
Title:	Executive Vice President

By:	/s/ Edward F. Gotschall
Name:	Edward F. Gotschall
Title:	Vice Chairman, Finance

CITIGROUP GLOBAL MARKETS
REALTY CORP., as Buyer

By:	/s/ James Xanthos
Name:	James Xanthos
Title:	Authorized Signer

[SIGNATURE PAGE TO MASTER REPURCHASE AGREEMENT]

EXHIBIT A-1

QUARTERLY CERTIFICATION

I,                                          of New Century Mortgage Corporation (the “Seller”), in accordance with that certain Amended and Restated Master Repurchase Agreement (“Agreement”), dated as of [                ], 2004 among Seller, New Century Financial Corporation (“Guarantor”) and Citigroup Global Markets Realty Corp. (“Buyer”), do hereby certify on behalf of Seller that:

(i) The Seller is in compliance with all provisions and terms of the Agreement and no Default thereunder has occurred;

(ii) There have not been any modifications to the Underwriting Guidelines that have not been approved by Buyer; and

(iii) All additional modifications to the Underwriting Guidelines since the date of the most recent disclosure to Buyer of any modification to the Underwriting Guidelines are set forth herewith.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Seller.

Date:                     , 200

NEW CENTURY MORTGAGE CORPORATION

By:
Name:
Title:

A-1

EXHIBIT A-2

QUARTERLY CERTIFICATION

I,                                          of New Century Financial Corporation (the “Guarantor”), in accordance with that certain Amended and Restated Master Repurchase Agreement (“Agreement”), dated as of [                ], 2004 among New Century Mortgage Corporation (the “Seller”), Guarantor and Citigroup Global Markets Realty Corp. (“Buyer”), do hereby certify on behalf of Guarantor that:

(i) The Guarantor is in compliance with all provisions and terms of the Agreement and no Default thereunder has occurred;

(ii) The Tangible Net Worth of the Guarantor is not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all subsequent equity capital raises as of the last day of each of its fiscal quarters;

(iii) The Guarantor’s ratio of Total Indebtedness to Tangible Net Worth is not greater than 12:1 as of the fiscal quarter end; and

(iv) The Guarantor has maintained, on a consolidated basis, Cash and Cash Equivalents in an amount not less than $60 million.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate on behalf of Guarantor.

Date:                 , 200

NEW CENTURY FINANCIAL CORPORATION

By:
Name:
Title:

2

EXHIBIT B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LOANS

All capitalized terms, used but not defined in the Agreement, shall have the definitions ascribed to such terms at the end of this Exhibit B.

1. Mortgage Loan Schedule. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects.

2. Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. The Seller has good title to, and is the sole owner of, each Mortgage Loan and has full right, power and authority to transfer, pledge and assign each of the Mortgage Loans to the Buyer free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The Seller was qualified and appropriately licensed (or was exempt from such qualification or license) to transact business in the jurisdiction in which the related Mortgaged Property is located at the time such entity had possession of the Mortgage Note except where the failure to be qualified or licensed would not have a material adverse effect on the Mortgage Loans. The pledge of the Mortgage Loans to the Buyer does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained. None of the Mortgage Loan documents restricts the Seller’s right to transfer the Mortgage Loan to the Buyer.

3. Reserved.

4. Lien; Valid Assignment. The Mortgage related to and delivered in connection with each Mortgage Loan constitutes a valid and, subject to the exceptions set forth in paragraph 13 below, enforceable first priority lien upon the related Mortgaged Property, prior to all other liens and encumbrances, except for (a) the lien for current real estate taxes and assessments not yet past due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and/or are referred to in the related lender’s title insurance policy, (c) exceptions and exclusions specifically referred to in such lender’s title insurance policy, and (d) other matters to which like properties are commonly subject, none of which matters referred to in clauses (b), (c) or (d), individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage, the value or current use or operation of the Mortgaged Property or the current ability of the Mortgaged Property to generate operating income sufficient to service the Mortgage Loan debt (the foregoing items (a) through (d) being herein referred to as the “Permitted Encumbrances”). The related Assignment of Mortgage executed and delivered to the Custodian in blank, is otherwise in recordable form and constitutes a legal, valid and binding assignment, and, assuming that the assignee has the capacity to acquire such Mortgage, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. Notwithstanding the fact that the Seller shall not be required to file Uniform Commercial Code financing statements or continuation statements, such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments, establishes and creates a valid and, subject to the exceptions set forth in paragraph 13 below, enforceable security interest in favor of the holder thereof in all of the related Mortgagor’s personal property used in the operation of the related Mortgaged Property.

5. Assignment of Leases and Rents. The Assignment of Leases related to and delivered in connection with each Mortgage Loan establishes and creates a valid and, subject to the exceptions set forth in paragraph 13 below, enforceable first priority collateral assignment in the related Mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, subject to legal limitations of general applicability to multi-family, commercial and mixed-use mortgage loans (as applicable) similar to the Mortgage Loans, and the Mortgagor and each assignor of such Assignment of Leases to the Seller have the full right to assign the same. The related assignment of any Assignment of Leases not included in a Mortgage has been executed and delivered to the Custodian in blank, is otherwise in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein (assuming that the assignee has the capacity to acquire such Assignment of Leases) all of the assignor’s right, title and interest in, to and under such Assignment of Leases.

6. Mortgage Status; Waivers and Modifications. No Mortgage has been satisfied, cancelled, rescinded or (except for Permitted Encumbrances) subordinated in whole or in part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination (except for Permitted Encumbrances), rescission or release, in any manner that, in each case, materially and adversely affects the value of the related Mortgaged Property except for any partial reconveyances of real property that are included in the related Mortgage File. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases has been impaired, waived, altered or modified, in each case in any material respect. Any non-material waivers, alterations or modifications with respect to any Mortgage Loan are evidenced by written instruments, all of which are included in the related Mortgage File.

7. Condition of Property; Condemnation. The Mortgaged Property for each Mortgage Loan is in good repair and condition and free of any structural deficiencies or deferred maintenance that would influence the Seller’s decision to originate any such Mortgage Loan or the Buyer’s decision to purchase such Mortgage Loan in a Transaction.

As of the date of its origination, there was no proceeding pending for the total or partial condemnation of any related Mortgaged Property that materially affects the value thereof, there is no pending proceeding for the total or partial condemnation of the related Mortgaged Property that materially affects the value thereof. To the best of Seller’s knowledge (based on surveys and/or title insurance obtained in connection with the origination of the Mortgage Loans), as of the date of the origination of each Mortgage Loan, all of the material improvements on the related Mortgaged Property that were considered in determining the value of the Mortgaged Property lay wholly within the boundaries of such property, except for encroachments that are insured against by the lender’s title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties materially encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property, except those encroachments that are insured against by the Title Policy referred to herein.

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8. Title Insurance. Each Mortgaged Property is covered by an American Land Title Association (or an equivalent form of) lender’s title insurance policy or a pro forma policy (the “Title Policy”) in the original principal amount of the related Mortgage Loan after all advances of principal. Each Title Policy insures the Seller and its successors and assigns that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to the Permitted Encumbrances stated therein (or a marked up title insurance commitment or pro forma policy marked as binding and counter-signed by the title insurer or its authorized agent on which the required premium has been paid exists which evidences that such Title Policy will be issued). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no material claims have been made thereunder and no claims have been paid thereunder. Neither the Seller, Guarantor, nor any prior holder under the related Mortgage has done, by act or omission, anything that would materially impair the coverage under such Title Policy. The insurer issuing such Title Policy is qualified to do business in the jurisdiction in which the related Mortgaged Property is located. Such Title Policy contains no exclusions for or affirmatively insures (other than in jurisdictions where affirmative insurance is unavailable), (i) access to public roads, and (ii) against losses due to encroachments of any part of the building thereon over easements.

9. No Holdbacks. The proceeds of each Mortgage Loan have been fully disbursed and there is no obligation for future advances with respect thereto. With respect to each Mortgage Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the related Purchase Date have been complied with, or any such funds so escrowed have not been released.

10. Mortgage Provisions. The Mortgage Note or Mortgage for each Mortgage Loan, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 13), including foreclosure, such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby. The related Mortgage Loan documents provide for the appointment of a receiver of rents following an event of default under such loan documents, to the extent available under applicable law.

11. Trustee under Deed of Trust. If any Mortgage is a deed of trust, (a) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (b) no fees or expenses are payable to such trustee by the Seller, the Buyer or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Mortgage Loan.

12. Environmental Conditions. Each Mortgage Loan will be covered by an environmental insurance policy issued by Zurich American Insurance Company or a comparable insurance company acceptable to the Lender in its reasonable discretion. Such insurance policy

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shall cover losses resulting from an environmental condition on a Mortgaged Property after the default of the related Mortgagor and the insured amount under each such insurance policy, in the aggregate, will be at least equal to 125% of the aggregate principal balance of all Mortgage Loans financed by the Lender pursuant to this Agreement. In the event that the Seller has obtained an environmental site assessment meeting the American Society for Testing and Materials standards and assessing all hazards generally assessed for similar properties (as of the date of such assessment), including type, use and tenants for such similar properties (“Environmental Report”) with respect to any Mortgaged Property in connection with the origination of any Mortgage Loan, the Seller shall provide such Environmental Report to the Buyer.

With respect to each Mortgaged Property for which an Environmental Report was prepared, other than as disclosed in such Environmental Report, to the best of Seller’s knowledge, (X) no Hazardous Material is present on such Mortgaged Property, such that (1) the value, use or operations of such Mortgaged Property is materially and adversely affected, or (2) under applicable federal, state or local laws and regulations, (i) such Hazardous Material could be required to be eliminated, remediated or otherwise responded to at a cost or in a manner materially and adversely affecting the value, use or operations of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (ii) the presence of such Hazardous Material could (upon action by the appropriate governmental authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating, remediating or otherwise responding to such Hazardous Material or the hazard created thereby at a cost or in a manner materially and adversely affecting the value, use or operations of the Mortgaged Property, and (Y) such Mortgaged Property is in material compliance with all applicable federal, state and local laws and regulations pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws or regulations does not have a material adverse effect on the value, use or operations of such Mortgaged Property and neither Seller nor, to the best of Seller’s knowledge, the related Mortgagor or any current tenant thereon, has received any notice of any violation or potential violation of any such law or regulation. With respect to any condition disclosed in the Environmental Report, which condition constituted a violation of applicable laws or regulations or would materially and adversely affect the value, use or operations of the related Mortgaged Property if not remedied, such condition has either been satisfactorily remedied, consistent with prudent multi-family, commercial and mixed-use mortgage lending practices (as applicable), or the applicable loan documents contain provisions which address such condition to the satisfaction of the Seller, consistent with prudent multi-family, commercial and or mixed-use mortgage lending practices (as applicable), and adequate funding or resources, consistent with prudent multi-family, commercial or mixed-use mortgage lending practices (as applicable), were available to remedy or otherwise respond to such condition.

Each Mortgage requires the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

“Hazardous Materials” means gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, and any other substance, material or waste as may be defined as a hazardous or toxic substance, material or waste by any federal, state or local environmental law, ordinance, rule, regulation or order,

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including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), and any regulations promulgated pursuant thereto.

13. Mortgage Loan Document Status. Each Mortgage Note, Mortgage and other agreement that evidences or secures such Mortgage Loan and that was executed by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except with respect to provisions relating to default interest, yield maintenance charges and prepayment premiums and as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and, to the best of Seller’s knowledge, there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreements.

14. Insurance. Each Mortgaged Property is required (or the holder of the Mortgage can require) pursuant to the related Mortgage to be, and at origination the Seller received evidence that such Mortgaged Property was, insured by (a) a fire and extended perils insurance policy providing coverage against loss or damage sustained by reason of fire, lightning, hail, windstorm (except with respect to the Mortgage Loans set forth in a written notice to the Lender upon the Lender’s request), explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination by the originator of such Mortgage Loan consistent with its normal multi-family, commercial or mixed-use mortgage lending practices (as applicable), against other risks insured against by persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of the principal balance of the related Mortgage Loan and the replacement cost of the improvements on the Mortgaged Property, and with no provisions for a deduction for depreciation in respect of awards for the reconstruction of the improvements, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property; and (b) a flood insurance policy (if any portion of buildings or other structures (excluding parking) on the Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area (which “special flood hazard area” does not include areas designated by FEMA as Zones B, C or X)). With respect to each Mortgaged Property, such Mortgaged Property is required pursuant to the related Mortgage to be (or the holder of the Mortgage can require that the Mortgaged Property be), and at origination the Seller received evidence that such Mortgaged Property was, insured by a mixed-use, commercial or multi-family general liability insurance policy (as applicable) in amounts as are generally required by multi-family, commercial or mixed use mortgage lenders (as applicable) for similar properties, and in any event not less than $1 million per occurrence. Under such insurance policies either (A) the Seller is named as mortgagee under a standard mortgagee clause or (B) the Seller is named as an additional insured, and is entitled to receive prior notice as the holder of the Mortgage of termination or cancellation. No such notice has been received, including any notice

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of nonpayment of premiums, that has not been cured. Each Mortgage obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, upon such Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain or to cause to be maintained such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Each Mortgage Loan provides that casualty insurance proceeds will be applied either to the restoration or repair of the related Mortgaged Property or to the reduction of the principal amount of the Mortgage Loan. Each Mortgage provides that any related insurance proceeds, other than for a total loss or taking, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by the mortgagee having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent mixed-use, commercial or multi-family mortgage lender(as applicable)), or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon, and any insurance proceeds in respect of a total or substantially total loss or taking may be applied either to payment of outstanding principal and interest on the Mortgage Loan (except as otherwise provided by law) or to rebuilding of the Mortgaged Property.

15. Taxes and Assessments and Ground Lease Rents. There are no delinquent taxes, assessments or other outstanding charges affecting any Mortgaged Property that are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall be considered delinquent commencing from the date on which interest or penalties would be first payable thereon. There are no delinquent rents on any ground leases for any Mortgaged Property.

16. Mortgagor Bankruptcy. No Mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding and no Mortgaged Property or any portion thereof is subject to a plan in any such proceeding.

17. Leasehold Estate. Each Mortgaged Property consists of the related Mortgagor’s fee simple estate in real estate (the “Fee Interest”) or the related Mortgage Loan is secured in whole or in part by the interest of the related Mortgagor as a lessee under a ground lease of the Mortgaged Property (a “Ground Lease”), and if secured in whole or in part by a Ground Lease, either (1) the ground lessor’s fee interest is subordinated to the lien of the Mortgage and the Mortgage will not be subject to any lien or encumbrance on the ground lessor’s fee interest, other than Permitted Encumbrances, and the holder of the Mortgage is permitted to foreclose the ground lessor’s fee interest within a commercially reasonable time period or (2) the following apply to such Ground Lease:

(a) Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; does not restrict the use of the related Mortgaged Property by the lessee or its permitted successors and assigns in a manner that would materially and adversely affect the security provided by the related Mortgage; and there has been no material change in the payment terms of such Ground Lease since the origination of the related Mortgage Loan, with the exception of material changes reflected in written instruments that are a part of the related Mortgage File;

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(b) The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor’s related fee interest and Permitted Encumbrances;

(c) The Mortgagor’s interest in such Ground Lease is assignable to the Buyer and its successors and assigns upon notice to, but (except in the case where such consent cannot be unreasonably withheld) without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Buyer and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor (except in the case where such consent cannot be unreasonably withheld);

(d) Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the best of Seller’s knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

(e) Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any material default by the lessee to the mortgagee (concurrent with notice given to the lessee), provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee. The Seller has provided the lessor under the Ground Lease with notice of the Seller’s lien on the Mortgaged Property in accordance with the provisions of such Ground Lease;

(f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease by reason of such default;

(g) Such Ground Lease has an original term, along with any extensions set forth in such Ground Lease, not less than 10 years beyond the full amortization term of the Mortgage Loan;

(h) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds, other than for a total loss or taking, will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by the mortgagee having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent mixed-use, commercial or multifamily mortgage lender (as

7

applicable)), or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon, and any insurance proceeds in respect of a total or substantially total loss or taking may be applied either to payment of outstanding principal and interest on the Mortgage Loan (except as otherwise provided by law) or to rebuilding of the Mortgaged Property;

(i) Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related Mortgage Loan, as commercially unreasonable by the Seller; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee, or in any manner, which would materially and adversely affect the security provided by the related Mortgage;

(j) Such Ground Lease or an estoppel or other agreement requires the lessor to enter into a new lease with the Seller or its successors or assigns under terms which do not materially vary from the economic terms of the Ground Lease, in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding; and

(k) Such Ground Lease may not be materially amended, modified or, except in the case of a default, cancelled or terminated without the prior written consent of the holder of the Mortgage Loan, and any such action without such consent is not binding on such holder, including any increase in the amount of rent payable by the lessee thereunder during the term of the Mortgage Loan.

18. Escrow Deposits. All escrow deposits and payments relating to each Mortgage Loan that are required to be deposited or paid have been so deposited or paid, and those escrow deposits and payments are under control of the Seller or its agents.

19. No Fraud. In the origination and servicing of the Mortgage Loan, neither the Seller nor any Affiliate thereof participated in any fraud or intentional material misrepresentation with respect to the Mortgage Loan. To the best of Seller’s knowledge, no Mortgagor is guilty of defrauding or making a material misrepresentation to the Seller with respect to the origination of the Mortgage Loan.

20. Advancement of Funds by the Seller. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (or any tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by such Mortgage Loan.

21. No Mechanics’ Liens. Each Mortgaged Property is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage and no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage except, in each case, for liens insured against by the Title Policy referred to herein, or, if any such liens existing are not insured against by the Title Policy referred to herein, such liens will not have a material adverse effect on the value of the related Mortgaged Property.

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22. Compliance with Laws. On the date of its origination, each Mortgage Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of such Mortgage Loan and assuming the Mortgage Rate effective on the date of origination remains constant throughout the life of the Mortgage Loan, the Mortgage Loan complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

23. Cross-collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any loan other than one or more other Mortgage Loans.

24. Releases of Mortgaged Property. No Mortgage Note or Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property that was included in the valuation for such Mortgaged Property, and/or generates income, from the lien of the related Mortgage except upon payment in full of all amounts due under the related Mortgage Loan, or upon satisfaction of the defeasance provisions of such Mortgage Loan, other than the Mortgage Loans that require the mortgagee to grant a release of a portion of the related Mortgaged Property upon (a) the satisfaction of certain legal and underwriting requirements where the portion of the related Mortgaged Property permitted to be released was not considered by the Seller to be material in underwriting the Mortgage Loan or, in the case of a substitution, where the Mortgagor is entitled to substitute a replacement parcel at its unilateral option upon the satisfaction of specified conditions, and/or (b) the payment of a release price and prepayment consideration in connection therewith, consistent with the Seller’s normal mixed-use, commercial or multifamily mortgage lending practices (as applicable) (and in both (a) and (b), any release of the Mortgaged Property has been reflected in the Mortgage Loan Schedule). Except as described in the prior sentence (other than with respect to defeasance and substitution), no Mortgage Loan permits the full or partial release or substitution of collateral unless (1) the mortgagor is entitled to substitute a replacement parcel at its unilateral option upon satisfaction of specified conditions, and (2) the mortgagee or servicer can require the Mortgagor to provide an opinion of tax counsel to the effect that such release or substitution of collateral (a) would not constitute a “significant modification” of such Mortgage Loan within the meaning of Treas. Reg. §1.1001-3 and (b) would not cause such Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code. The loan documents with respect to each Mortgage Loan require the related Mortgagor to bear the cost of such opinion.

25. No Equity Participation or Contingent Interest. No Mortgage Loan is a negative amortization mortgage loan, contains any equity participation or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. Neither the Seller nor any Affiliate thereof has any obligation to make any capital contribution to the Mortgagor under the Mortgage Loan or otherwise.

26. No Material Default. Other than payments due but not yet 60 or more days delinquent, there exists no material default, breach, violation or event giving the lender the right to accelerate the Mortgage Loan (and, to the best of Seller’s knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute any of the

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foregoing) under the documents evidencing or securing the Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the Mortgage Loan and the related Mortgaged Property. The Seller has not waived any material default, breach, violation or event of acceleration under any of such documents and under the terms of each Mortgage Loan, each related Mortgage Note, each related Mortgage and the other Mortgage Loan Documents, no person or party other than the mortgagee may declare an event of default or accelerate the related indebtedness under such Mortgage Loan, Mortgage Note or Mortgage.

27. Inspections. The Seller (or if the Seller is not the originator, the originator of the Mortgage Loan) has inspected or caused to be inspected each Mortgaged Property in connection with the origination of the related Mortgage Loan.

28. Local Law Compliance. To the best of Seller’s knowledge, based on due diligence performed by the Seller at origination that would be considered reasonable by prudent mixed-use, commercial or multifamily mortgage lenders (as applicable) in the lending area where the Mortgaged Property is located, the improvements located on or forming part of each Mortgaged Property comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property, such value as determined by the appraisal or internal or external market study performed at origination.

29. Junior Liens. Except as otherwise approved by the prior written consent of the Buyer, none of the Mortgage Loans permits the related Mortgaged Property to be encumbered by any lien (other than a Permitted Encumbrance) junior to or of equal priority with the lien of the related Mortgage.

30. Actions Concerning Mortgage Loans. To the best of Seller’s knowledge, there are no actions, suits or proceedings before any court, administrative agency or arbitrator concerning any Mortgage Loan, Mortgagor or related Mortgaged Property that could reasonably be expected to adversely affect title to the Mortgaged Property or the validity or enforceability of the related Mortgage or that could reasonably be expected to materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

31. Servicing. The servicing and collection practices used by the Seller or any prior holder or servicer of each Mortgage Loan have been in all material respects legal, proper and prudent and have met customary industry standards utilized by mixed-use, commercial or multifamily lending institutions (as applicable) in the area where the related Mortgaged Property is located.

32. Collateral in Trust. The Mortgage Note for each Mortgage Loan is not secured by a pledge of any collateral that has not been sold or transferred to the Buyer.

33. Licenses and Permits. To the best of Seller’s knowledge, based on due diligence that it customarily performs in the origination of comparable multi-family, commercial or mixed-use

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mortgage loans, as of the date of origination of each Mortgage Loan, and to the best of Seller’s knowledge, based on servicing procedures customarily performed in the Seller’s servicing of the Mortgage Loans, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

34. Due on Sale/Due on Encumbrance. Each Mortgage Loan contains a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if, without prior written consent of the holder of the Mortgage, the property subject to the Mortgage or any material portion thereof, is transferred, sold or encumbered by a junior mortgage or deed of trust; provided, however, that certain Mortgage Loans provide a mechanism for the assumption of the loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent, and upon payment of a transfer fee, if any, or transfer of interests in the Mortgagor or constituent entities of the Mortgagor to a third party or parties related to the Mortgagor upon the Mortgagor’s satisfaction of certain conditions precedent.

35. Recourse. Subject to the requirements and restrictions of governing law, each Mortgage Loan with an original principal balance less than $1,000,000 provides for full recourse to the Mortgagor or a guarantor thereof. Each Mortgage Loan with an original principal balance greater than $1,000,000 provides for recourse to the Mortgagor or a guarantor thereof of at least $1,000,000. Either the Mortgagor or a guarantor with respect to each Mortgage Loan is a natural person.

36. Underwriting Policies. Each Mortgage Loan was either originated by the Seller or an Affiliate thereof, and each such origination of a Mortgage Loan substantially complied in all material respects with the Seller’s Underwriting Guidelines in effect as of such Mortgage Loan’s origination date.

37. REMIC Eligibility. Each Mortgage Loan is a “qualified mortgage” as such term is defined in Section 860G(a)(3) of the Code (without regard to Treasury Regulations Section 1.860G-2(f)(2), which treats certain defective mortgage loans as qualified mortgages). Each Mortgaged Property will qualify as foreclosure property within the meaning of Section 856(e) of the Code if obtained by foreclosure or deed in lieu of foreclosure.

38. Property Appraisal. Each Mortgage Loan will contain an appraisal, which appraisal is signed by an appraiser, who, to the best of the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Such appraisal conforms to Uniform Standards of Professional Appraisal Practice guidelines. For each Mortgage Loan with an original principal balance greater than $1,000,000, the Seller has provided a full self-contained report written in summary format including three valuation approaches and for each Mortgage Loan with an original principal balance less than $1,000,000, the Seller has provided either a full self-contained report written in summary format including three valuation approaches or a report in summary form prepared in the standard Freddie Mac format (FHLMC Form 71(B).

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39. Prepayment Penalties and Yield Maintenance Premium. Subject to the requirements and restrictions of governing law, each prepayment penalty and yield maintenance premium is consistent with that charged by the Seller in its customary lending practices with respect to multi-family, commercial or mixed-use mortgage loans of the size and character of the Mortgage Loans.

40. Mortgage Loan Provisions. No Mortgage Loan contains a provision that by its terms would automatically or at the unilateral option of the Mortgagor cause such Mortgage Loan not be a “qualified mortgage” as such term is defined in Section 860G(a)(3) of the Code.

41. Defeasance and Assumption Costs. If the related Mortgage Loan Documents provide for defeasance, such documents provide that the related Mortgagor is responsible for the payment of all reasonable costs and expenses of Buyer incurred in connection with the defeasance of such Mortgage Loan and the release of the related Mortgaged Property. The related Mortgage Loan Documents require the related Mortgagor to pay all reasonable costs and expenses of Buyer associated with the approval of an assumption of such Mortgage Loan.

42. Defeasance. No Mortgage Loan provides that it can be defeased prior to the date that is two years after the Purchase Date.

43. Confidentiality. There are no provisions in any Note, Mortgage or related Mortgage Loan Documents with respect to any Mortgage Loan, nor any other agreements or enforceable understandings with any Mortgagor, Mortgagor principal or guarantor, which restrict the dissemination of information regarding any Mortgagor, Mortgagor principal, guarantor or Mortgaged Property by the owner or holder of the Mortgage Loan or require such owner or holder to treat any information regarding any Mortgagor, Mortgagor principal, guarantor or Mortgaged Property as confidential; provided, however that state and federal laws may specifically limit the use and/or dissemination of such information.

44. No Students or Military Personnel. If the Mortgage Loan is secured by a multifamily rental property, there is no material tenant concentration of students or military personnel at such Mortgaged Property.

45. MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Mortgage Loan, no Seller has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

46. Wet Loans. With respect to each Wet Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage File as agent and bailee for Buyer or Buyer’s agent and to promptly forward such Mortgage File in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

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47. Insured Closing Letters. With respect to each Wet Loan, Seller has received an insured closing letter from the related Settlement Agent if such Settlement Agent is not a title insurance company.

48. Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property.

49. Eligibility. Each Mortgage Loan is an Eligible Loan.

50. Separate Tax Lots. Each Mortgaged Property contains one or more separate tax lots (or will constitute separate tax lots when the next tax maps are issued) or is subject to an endorsement under the related Title Policy.

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EXHIBIT C

UNDERWRITING GUIDELINES

[Underwriting guidelines to be attached]

C-1